PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED APRIL 4, 2003)	Filed pursuant to Rule 424(b)(3) File Nos. 333-102273 and 333-102995.

Common Stock

This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 4, 2003 relating to the resale by certain securityholders of 53,314,634 shares of our common stock.

This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, as supplemented by Prospectus Supplement No. 1 dated August 19, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect the following events:

•	Xmark Fund, L.P. has transferred to OTA LLC a portion of a warrant representing the right to purchase 60,900 shares of our common stock out of a total of 276,905 shares of our common stock originally covered by the warrant; and

•	Xmark Fund, Ltd. has transferred to OTA LLC a portion of a warrant representing the right to purchase 149,100 shares of our common stock out of a total of 721,218 shares of our common stock originally covered by the warrant.

•	Both Xmark Fund, L.P. and Xmark Fund, Ltd. have, as of the date of this prospectus supplement, sold all of the remaining shares of common stock held by them and covered by the prospectus.

The table appearing under the caption “Selling Securityholders” on pages 22-24 of the prospectus is hereby amended by removing the entries for Xmark Fund, L.P. and Xmark Fund, Ltd. and corresponding footnotes (7) and (8).

The table appearing under the caption “Selling Securityholders” on pages 22-24 of the prospectus is hereby further amended and supplemented by adding OTA LLC as a selling securityholder, together with footnote (22), as set forth below:

Security Holder	Shares Held or Acquirable Prior to Offering (No Limitations)	Shares Beneficially Owned Prior to Offering (With Limitations)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (With Limitations)
		Number	Percent		Number	Percent
OTA LLC (22)	210,000	210,000	*	210,000	0	0%

(22) The number of shares being offered consists of 210,000 shares of common stock, representing shares issuable upon exercise of warrants held by OTA LLC. OTA LLC is a registered broker-dealer and acquired the warrants from Xmark Fund, Ltd. and Xmark Fund, L.P. We have been informed by OTA LLC that OTA LLC acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

The information contained in this prospectus supplement relating to OTA LLC is based on information provided to us by OTA LLC and reflects its holdings as of October 20, 2004, prior to its offering of any securities pursuant to the prospectus.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 29, 2004.